UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

PetVivo Holdings, Inc.
(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PetVivo Holdings, Inc.
12100 Singletree Lane, Suite 186
Eden Prairie, MN 55344

Dear Shareholders:

We are informing you that our Board of Directors unanimously along with our shareholders owning a majority of our outstanding common stock have approved the following corporate action:

An Amendment to our Articles of Incorporation to add a class of authorized Preferred Stock of Twenty Million (20,000,000) shares, par value $.001 per share.

This corporate action was approved by written consent on the record date of August 5, 2014 by our Board of Directors and by shareholders owning a majority of our voting capital stock, in accordance with Nevada Revised Statutes. No stockholder meeting will be held in connection with the matters discussed in this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to rules under the Securities Exchange Act of 1934, as amended, this corporate action will not become effective until at least twenty (20) days after the date this Information Statement has been mailed to our shareholders, which mailing will be on or about September 5, 2014.

Thank you for your continued support of and interest in PetVivo.

For the Board of Directors

By:	/s/ John Lai
John Lai Chief Executive Officer

INFORMATION STATEMENT REGARDING
ACTION TAKEN BY WRITTEN CONSENT OF
MAJORITY SHAREHOLDERS
PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934

"We," "us," "our," “PetVivo” and the "Company" refers to PetVivo Holdings, Inc.., a Nevada corporation and its wholly-owned Minnesota subsidiary PetVivo Inc.

This Information Statement is being furnished to the shareholders of PetVivo Holdings, Inc. as of August 5, 2014, in connection with actions taken by written consent of holders of a substantial majority of the outstanding common shares of the Company. These actions consist of approving and adopting an amendment to the Articles of Incorporation of the Company which adds a class of authorized Preferred Stock of 20 Million shares, par value $.001 per share.

On August 5, 2014, the Company obtained the approval of this corporate action by written consent of its stockholders comprising the record holders of 3,538,273,137 shares of our common stock, which represents 93.6% of the voting power of our outstanding voting capital stock. This corporate action will not become effective until at least twenty (20) days after the mailing of this Information Statement to our shareholders and the filing of these actions with the Nevada Secretary of State.

The date on which this Information Statement will be sent to our shareholders will be on or about September 5, 2014.

All members of our Board of Directors and shareholders owning a majority of our outstanding common stock have adopted and approved this corporate action, and no other votes are required or necessary.

Only one Information Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at (612) 296-7305. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTE REQUIRED

Pursuant to the Company's Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding eligible votes is required to approve and effect this corporate action. As of the record date of August 5, 2014, the Company had 3,779,542,482 shares of voting common stock issued and outstanding. The consenting stockholders who approved these written actions own an aggregate of 3,538,273,137 shares of common stock, which represents approximately 93.6% of the voting rights associated with the Company’s shares of common stock. Each shareholder is entitled to one vote per share of common stock.

Under Nevada law, our shareholders are not entitled to any dissenting shareholder or appraisal rights relating to this corporate action.

PROPOSAL 1
AMENDMENT OF THE ARTICLES OF INCORPORATION
TO ADD AUTHORIZED PREFERRED STOCK

On August 5, 2014, our Board of Directors and majority shareholders, believing it to be in the best interests of the Company and its shareholders, approved an Amendment to our Articles of Incorporation to authorize 20,000,000 shares of Preferred Stock of the Company, par value $.001 per share. The Amendment will be reflected in a Certificate of Amendment to the Articles of Incorporation to be filed with the Nevada Secretary of State. With regard to this Preferred Stock, the Board of Directors of the Company has the authority, without shareholder action or consent, to determine the terms of any such preferred shares including, but not limited to (i) the designation of each series and the number of shares that will constitute each series; (ii) the dividend rate for each series; (iii) the price at which, and the terms and conditions on which, the shares of each series may be redeemed, if any shares are redeemable; (iv) the terms and conditions, if any, upon which each series may be converted into shares of other classes or series of shares of the Company; and (v) any voting rights for each series. Shares of Preferred Stock that are issued by the Company and subsequently redeemed or converted into another security of the Company would be available to be reissued by the Company, and the Board of Directors of the Company would have the authority to set the terms of these reissued shares as they deem appropriate.

These additional shares of authorized Preferred Stock may be issued for such consideration, cash or otherwise, at such times, and in such amounts as the Board of Directors may determine without further shareholder consent or involvement.

Description of Amendment

The Board of Directors of the Company and majority shareholders have approved an amendment to our Articles of Incorporation to authorize 20,000,000 shares of Preferred Stock.

This Amendment to our Articles of Incorporation provides no change in our authorized common stock, and adds the following authorized Preferred Stock:

“Twenty Million (20,000,000) authorized shares of Preferred Stock with a par value of $.00l per share. The preferred shares may be issued by the Board of Directors of the Company in one or more series and with such rights (including dividend, voting and conversion), preferences and designations as the Board of Directors deems necessary or advisable without any action by shareholders of the Company.”

Reason For and Effect of the Amendment.

The reason for the authorization of Preferred Stock is for general corporate purposes, including without limitation, capital raising, acquisition or business combination opportunities, issuance of preferred stock dividend terms, issuance of redeemable or convertible equity securities, and other general corporate purposes.

The effect of the adoption of this Amendment to our Articles of Incorporation is to grant our Board of Directors the authority to issue shares of Preferred Stock in one or more series , with such rights, preferences and designations, as it deems necessary or advisable without any additional action by our shareholders.

The Company and its Board of Directors have made no decisions or commitments with respect to the use of these newly authorized shares of Preferred Stock. The Board of Directors believes, however, that having such authorized preferred shares provides additional and beneficial flexibility to the Company to satisfy its future needs to raise additional capital to support the Company’s planned business operations.

This adoption of authorized Preferred Stock will not change the number of our common shares outstanding, nor will it have any immediate dilutive effect on or change the rights of current shareholders of our Common Stock. However, to the extent that authorized preferred shares are issued in the future, they may dilute the percentage equity ownership of existing shareholders and, depending on the price at which they are issued, may also dilute earnings and book value on a per share basis.

Shareholders of our Common Stock will have no preemptive rights to subscribe for any shares of Preferred Stock when issued, which means they do not have a prior right to purchase any newly-issued preferred shares to maintain their proportionate ownership of the capital stock of the Company.

The availability of authorized undesignated Preferred Stock may have negative effects on the rights of holders of our Common Stock. The actual effect of any issuance of Preferred Stock upon the rights of holders of our Common Stock cannot be stated or predicted until our Board of Directors determines the specific rights of any future holders of our Preferred Stock. This Amendment to add authorized Preferred Stock will permit our Board of Directors, without stockholder approval or involvement, to designate and issue preferred shares with dividend, liquidation, conversion, voting or other rights which are superior to and could adversely affect the voting power and other rights of holders of our Common Stock. Thus the Board of Directors is in a position to issue securities which would grant to their holders preferences or priorities over the holders of our Common Stock with respect to, among other things, liquidation, dividends and voting. This could result in holders of our Common Stock receiving less in the event of liquidation or other dissolution of the Company, or reduce the funds available for dividends on our Common Stock, or dilute the voting power of the holders of our Common Stock.

Possible Anti-Takeover Effects

This addition of authorized Preferred Stock also could have the effect of discouraging unsolicited takeover attempts or inhibiting the removal of incumbent management and accordingly may limit the opportunity of shareholders to dispose of their shares at a higher price than may be available under a merger proposal by our management. The issuance of shares of Preferred Stock could be used to discourage, delay or prevent persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or even increasing the voting power of persons who would support our Board of Directors in a potential takeover situation, or by preventing or delaying a proposed business combination that is opposed by our Board of Directors even though perceived to be beneficial to our shareholders. For example, our Board of Directors could designate and issue a series of Preferred Stock in an amount that sufficiently increases the number of outstanding capital shares to overcome a vote by our holders of Common Stock, or that has such rights and preferences that even include special voting rights to veto a change in control. The effect of such provisions would most likely frustrate, delay or even prevent a tender offer or proxy contest, and also could discourage a takeover bid even if such a bid represented a premium over the then existing trading market price of our shares of Common Stock.

The Company has not adopted this class of authorized Preferred Stock for any anti-takeover related purpose, and the Company has no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of our voting common shares.

Description of Common Stock

The Company's Articles of Incorporation authorize the issuance of 4,000,000,000 shares of common stock, par value $0.001 per share, of which 3,779,542,482 shares were outstanding on August 5, 2014. All of the outstanding shares of common stock are legally and validly issued and fully paid and non-assessable.

Voting and Other Rights

Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of the directors of the Company and to approve or disapprove any other matter submitted to a vote of all shareholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive rights to purchase the Company's common stock or rights or interests therein such as options and warrants. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Transfer Agent

Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. The Company’s transfer agent for its common stock is First American Stock Transfer, 4747 North 7th Street, Suite 170, Phoenix, Arizona 85014.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company's common stock as of August 5, 2014 with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) each director and executive officer of the Company; and (iii) directors and executive officers of the Company as a group. As of August 5, 2014, there were 3,779,542,482 shares of common stock issued and outstanding.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	John Lai 12100 Singletree Lane Suite 186 Eden Prairie, Minnesota 55344	1,774,969,312 shares, President/CEO and Director	46.96%

Common Stock	John F. Dolan 12100 Singletree Lane Suite 186 Eden Prairie, Minnesota 55344	1,063,781,743 (1) Secretary, Treasurer/CFO and Director	28.15%

Common Stock	Gel-Del Technologies Inc. (1) 1000 Westgate Drive Suite 127 St. Paul, Minnesota 55114	703,055,020 shares,	18.60%

Common Stock	David Master 1000 Westgate Drive Suite 127 St. Paul, Minnesota 55114	349,761,041 shares 5% or Greater Shareholder	9.25%

Common Stock	Randall Meyer 1000 Westgate Drive Suite 127 St. Paul, Minnesota 55114	349,761,041 shares 5% or Greater Shareholder	9.25%

Common Stock	Officers & directors as a group (2 persons)	2,135,696,035	56.51%

(1)
John F. Dolan holds 360,726,723 shares of common stock directly as shareholder of record. Mr. Dolan holds indirectly the 703,055,020 shares of common stock held of record by Gel-Del Technologies Inc. The executive officers and director and shareholder equity interests of Gel-Del Technologies Inc. are as follows: (i) David Masters is the chief executive officer with a 61% equity interest; (ii) Randall Meyer is the chief operating officer with an 8% equity interest; and (iii) John Dolan is a director with an 8% equity interest. These individuals have an indirect interest in the 703,055,020 shares of common stock held of record by Gel-Del Technologies Inc. John Dolan is the sole director and thus has sole power and authority over the disposition of the shares held by Gel-Del Technologies Inc.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed addition of a class of Preferred Stock.

FORWARD-LOOKING STATEMENTS

This information statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only.

By Order of the Board of Directors

Dated: August 6, 2014	By:	/s/ John Lai
President/Chief Executive Officer and Director